Exhibit 99.1

            IRON MOUNTAIN INCORPORATED REPORTS 2005 FINANCIAL RESULTS

    - Total Revenues are $2.1 Billion, Up 14%

    - Operating Income is $387 Million

    - OIBDA is $574 Million; 27.6% of Revenues

    - Net Income Before Cumulative Effect of Change in Accounting Principle is $0.86 per Diluted Share

    BOSTON, March 1 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced its financial results for the quarter and full year ended December 31, 2005, reporting higher revenues, operating income and OIBDA. Net income for the year was $0.84 per diluted share.

    Iron Mountain's total consolidated revenues for the year ended December 31, 2005 grew to $2,078 million, an increase of 14% compared to the year ended December 31, 2004. For the year, storage revenues grew 13% and service revenues grew 16% compared to 2004. For the fourth quarter of 2005, storage revenues grew to $308 million, an increase of 12% compared to the fourth quarter of 2004. Storage revenues, which are considered a key performance indicator for the records management and data protection services industry, are largely recurring since customers typically retain their records for many years. This marks the 68th consecutive quarter for which the Company has reported increased storage revenues.

    For the year ended December 31, 2005, the storage and service revenue internal growth rates were 9% and 7%, respectively, yielding a total internal revenue growth rate of 8%. The total core storage and services revenue internal growth rate was 8% for the year.

    Richard Reese, the Company's Chairman and CEO, stated, "Our business has performed very well throughout 2005 and the fourth quarter was no exception. We exceeded our revenue and OIBDA targets and our internal revenue growth rates were at or above the top of our forecasted ranges. We also did very well against our strategic agenda in the fourth quarter with the acquisitions of Pickfords, a premier records management business with excellent national footprints in Australia and New Zealand; Secure Destruction Services, the only national provider of shredding services in the UK; and LiveVault, the leading provider of disk-based online server backup and recovery solutions. We still have a lot of work ahead of us but the opportunity set remains strong and we are well positioned to take advantage of those opportunities."

    Operating income before depreciation and amortization ("OIBDA") was $574 million, or 27.6% of revenues, for the year ended December 31, 2005 compared to $508 million, or 28.0% of revenues, for the year ended December 31, 2004. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for 2005 was $387 million, or 19% of revenues, compared to $344 million, or 19% of revenues, for 2004. Net income before Cumulative Change in Accounting Principle for the year was $114 million, or $0.86 per diluted share, compared to $94 million, or $0.72 per diluted share, for the same period in 2004. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.

    Effective December 31, 2005, the Company adopted the provisions of FASB Interpretation Number 47, "Accounting for Conditional Asset Retirement Obligations ("ARO"), an interpretation of FASB Statement No. 143." This requires us to record a liability for the present value of the estimated future costs of preparing a facility for exit based on contractual obligations contained in the lease. This relates primarily to the removal of vaults and shredding pits. As a result, a non-cash charge of $3 million, net of tax, was recorded in the fourth quarter of 2005 as a Cumulative Effect of Change in Accounting Principle. This charge reduced earnings by $0.02 per diluted share for both the fourth quarter and full year 2005. Going forward, the accretion of the associated liability will be recorded as a component of depreciation expense.

    Also included in net income for 2005 is $6 million, or $0.03 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses. These losses were due primarily to the weakening of the British Pound Sterling and the Euro partially offset by a strengthening of the Canadian Dollar. Included in net income for the year ended December 31, 2004, is $8 million, or $0.04 per diluted share, of other income, net comprised primarily of foreign currency related net gains, due primarily to the strengthening of the British Pound Sterling and the Canadian Dollar.

    In line with its strategy, Iron Mountain acquires attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information protection and storage service offerings while enhancing its existing operations. In 2005, the Company completed 16 acquisitions for approximately $184 million in cash and the purchase of minority interests in three of our Latin American subsidiaries for total consideration of approximately $20 million in cash.

    The most significant acquisitions completed in 2005 include: (i) the Australian and New Zealand operations of Pickfords Records Management, a premier records management company based in Melbourne, Australia, with operations in all of Australia's capital cities (Adelaide, Brisbane, Canberra, Darwin, Hobart, Melbourne, Perth and Sydney) and all the major business centers in New Zealand (Auckland, Wellington, Hamilton and Christchurch); and (ii) LiveVault, a leading provider of disk-based online server backup and recovery solutions. Completed after the end of their fiscal year and not included in our 2005 results of operations is Iron Mountain Europe's acquisition of Secure Destruction Services Ltd., the largest shredding business in the UK. Secure Destruction is based in London with seven operating centers and more than 200 employees located throughout the UK.

    For the quarter ended December 31, 2005, the Company reported total consolidated revenues of $538 million, an increase of 12%, with storage revenues growing at 12% and service revenues growing at 13% compared to the same period in 2004. For the quarter, storage and service revenue internal growth rates were 10% and 9%, respectively, yielding a total internal revenue growth rate of 9%.

    OIBDA was $149 million, or 27.6% of revenues, for the quarter ended December 31, 2005 compared to $131 million, or 27.3% of revenues, for the quarter ended December 31, 2004.

    Operating income for the fourth quarter of 2005 was $97 million, or 18% of revenues, compared to $87 million, or 18% of revenues, for 2004. Net income before Cumulative Effect of Change in Accounting Principle for the quarter was $29 million, or $0.22 per diluted share, for 2005, compared to $30 million, or $0.23 per diluted share, for the same period in 2004.

    Also included in net income for the quarter ended December 31, 2005, is $3 million, or $0.01 per diluted share, of other expense, net comprised primarily of foreign currency related net losses due to the weakening of the British Pound Sterling and the Euro since September 30, 2005. The comparable amount for the fourth quarter of 2004 is $12 million, or $0.05 per diluted share, of other income, net comprised almost entirely of foreign currency related net gains.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                                  Full Year Ending December 31, 2006
                                                 -------------------------------------
                              Quarter Ending
                              March 31, 2006          Previous            Current
                             -----------------   -----------------   -----------------
                               Low      High       Low      High       Low      High
                             -------   -------   -------   -------   -------   -------
Revenues                     $   550   $   560   $ 2,240   $ 2,310   $ 2,240   $ 2,310
Operating Income                  91        96       407       423       404       420
Depreciation &
 Amortization                       ~51              203       207       206       210

Capital Expenditures                                 300       355       300       355

   Iron Mountain's conference call to discuss the 2005 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the global leader in information protection and storage services. Founded in 1951, the Company has grown to service more than 275,000 customer accounts throughout the United States, Canada, Europe, Latin America and the Pacific Rim. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

                            Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our first quarter and full year 2006 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to:
(i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) the cost and availability of financing for contemplated growth; (vi) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                Three Months Ended           Twelve Months Ended
                                                   December 31,                 December 31,
                                           ---------------------------   ---------------------------
                                              2004           2005            2004          2005
                                           ------------   ------------   ------------   ------------
Revenues:
  Storage                                  $    275,134   $    307,746   $  1,043,366   $  1,181,551
  Service and Storage
   Material Sales                               203,793        230,609        774,223        896,604

    Total Revenues                              478,927        538,355      1,817,589      2,078,155

Operating Expenses:
  Cost of Sales
   (Excluding
   Depreciation)                                214,965        242,109        823,899        938,239
  Selling, General and
   Administrative                               132,790        151,600        486,246        569,695
  Depreciation and
   Amortization                                  43,717         51,933        163,629        186,922
  Loss (Gain) on
   Disposal / Writedown
   of Property, Plant
   and Equipment, Net                               579         (4,091)          (681)        (3,485)

    Total Operating
     Expenses                                   392,051        441,551      1,473,093      1,691,371

Operating Income                                 86,876         96,804        344,496        386,784

Interest Expense, Net                            45,318         46,248        185,749        183,584
Other (Income)
 Expense, Net                                   (12,224)         3,115         (7,988)         6,182

    Income Before
     Provision for
     Income Taxes and
     Minority Interest                           53,782         47,441        166,735        197,018

Provision for
 Income Taxes                                    22,906         17,745         69,574         81,484
Minority Interest in
 Earnings of Subsidiaries                           989            582          2,970          1,684

    Income Before
     Cumulative Effect
     of Change in
     Accounting
     Principle                                   29,887         29,114         94,191        113,850

Cumulative Effect of
 Change in Accounting
 Principle, net of
 tax benefit                                         --          2,751             --          2,751

    Net Income                             $     29,887   $     26,363   $     94,191   $    111,099

Net Income Per Share - Basic:
    Income Before
     Cumulative Effect
     of Change in Accounting
     Principle                             $       0.23   $       0.22   $       0.73   $       0.87
    Cumulative Effect
     of Change in
     Accounting Principle,
     Net of Tax Benefit                              --          (0.02)            --          (0.02)
Net Income Per
 Share - Basic                             $       0.23   $       0.20   $       0.73   $       0.85

Net Income Per Share - Diluted:
    Income Before
     Cumulative Effect of
     Change in
     Accounting
     Principle                             $       0.23   $       0.22   $       0.72   $       0.86
    Cumulative Effect
     of Change in
     Accounting Principle,
     Net of Tax Benefit                              --          (0.02)            --          (0.02)
Net Income Per Share -
 Diluted                                   $       0.23   $       0.20   $       0.72   $       0.84

Weighted Average
 Common Shares
 Outstanding - Basic                            129,532        131,317        129,083        130,659
Weighted Average
 Common Shares
 Outstanding -
 Diluted                                        131,537        133,008        131,176        132,070

Operating Income
 before Depreciation
 and Amortization                          $    130,593   $    148,737   $    508,125   $    573,706

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                                    December 31,   December 31,
                                                        2004          2005
                                                    ------------   ------------
ASSETS

Current Assets:
Cash and Cash Equivalents                           $     31,942   $     53,413
  Accounts Receivable (less allowances of $13,886
   and $14,522, respectively)                            354,434        408,564
  Other Current Assets                                   114,778         92,191
    Total Current Assets                                 501,154        554,168

Property, Plant and Equipment:
  Property, Plant and Equipment at Cost                2,266,839      2,556,880
  Less: Accumulated Depreciation                        (617,043)      (775,614)
    Property, Plant and Equipment, net                 1,649,796      1,781,266

Other Assets:
  Goodwill, net                                        2,040,217      2,138,641
  Other Non-current Assets, net                          251,220        292,065
    Total Other Assets                                 2,291,437      2,430,706

    Total Assets                                    $  4,442,387   $  4,766,140

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-term Debt                 $     39,435   $     25,905
  Other Current Liabilities                              476,028        566,091
    Total Current Liabilities                            515,463        591,996

Long-term Debt, Net of Current Portion                 2,438,587      2,503,526
Other Long-term Liabilities                              256,724        294,622

Minority Interests                                        13,045          5,867

Stockholders' Equity                                   1,218,568      1,370,129

    Total Liabilities and Stockholders' Equity      $  4,442,387   $  4,766,140

    APPENDIX A

    Operating Income Before Depreciation and Amortization
    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                            Three Months Ended    Full Year Ended
                                               December 31,           December,
                                           -------------------   -------------------
                                             2004       2005       2004       2005
                                           --------   --------   --------   --------
OIBDA (Operating Income Before
 Depreciation and Amortization) (1)        $    131   $    149   $    508   $    574
  Less: Depreciation and Amortization            44         52        164        187

Operating Income (1)                       $     87   $     97   $    344   $    387

Less: Interest Expense, net                      45         46        186        184
      Other (Income) Expense, net               (12)         3         (8)         6
      Provision for Income Taxes                 23         18         70         81
      Minority Interest                           1          1          3          2
      Cumulative Effect of
      Change in Accounting Principle             --          3         --          3

Net Income (1)                             $     30   $     26   $     94   $    111

Major Components of Other (Income)
 Expense, net:

      Foreign Exchange Effects             $    (11)  $      3   $     (9)  $      7

(1)  Columns may not foot due to rounding.

     Contact:  Stephen P. Golden
               Director of Investor Relations
               (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             03/01/2006
    /CONTACT:  Stephen P. Golden, Director of Investor Relations,
+1-617-535-4799/
    /Web site:  http://www.ironmountain.com /
    (IRM)